[Ryder Scott Company Letterhead]

Exhibit No. 23.3

Consent of Ryder Scott Company, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Annual Report on Form 10-K/A of Plains Exploration & Production Company, as well as in the Notes to the Consolidated Financial Statements included in such Form 10-K/A, of information from our reserve reports for Plains Exploration and Production Company and subsidiaries (collectively, the Company) as of December 31, 2003, December 31, 2002, and December 31, 2001, and for 3TEC Energy Corporation as of December 31, 2002, and December 31, 2001, relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and undiscounted and discounted future net income there from for the specific periods cited. We further consent to references to our firm under the heading “Supplemental reserve information (unaudited)”.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

June 11, 2004